Registration No. 333-181163
Registration No. 333-220300

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
POST-EFFECTIVE AMENDMENT NO. 2
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Axle & Manufacturing Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-3161171 (I.R.S. Employer Identification Number)
One Dauch Drive Detroit, Michigan 48211 (313) 758-2000 (Address of Registrant’s principal executive offices)

Amended and Restated American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan

American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan
(Full title of the plan)

David E. Barnes
Vice President & General Counsel
American Axle & Manufacturing Holdings, Inc.
One Dauch Drive
Detroit, Michigan 48211
(313) 758-2000
(Name, address and telephone number of agent for service)

Copies to:
John J. Cannon, III, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-8159

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒	Accelerated Filer	☐
Non‑accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

EXPLANATORY NOTE

American Axle & Manufacturing Holdings, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-220300 and Post-Effective Amendment No. 2 to the Registration Statement on Form S-8, Registration No. 333-181163 (together, the “Post-Effective Amendments”, and the Registration Statements collectively, the “Registration Statements”) to cover the issuance of certain shares under the American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”). An aggregate of 9,200,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) were registered by the Registrant for issuance under the Amended and Restated American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan (the “2012 Plan”) through the Registration Statements, which were filed with the Securities and Exchange Commission on May 4, 2012 and September 1, 2017.

On May 3, 2018, the Registrant’s stockholders approved the adoption of the the 2018 Plan, effective as of May 3, 2018 (the “Effective Date”). The 2018 Plan provides, among other things, that (i) any shares of Common Stock reserved for issuance under the 2012 Plan that remain unissued or not subject to outstanding grants under the 2012 Plan on the Effective Date and (ii) any shares of Common Stock underlying any award granted under the terms of the 2012 Plan that expires, terminates, or is cancelled or forfeited and which the shares related thereto are again available for grant under the terms of the 2012 Plan will become available for issuance under the 2018 Plan (the shares described in (i) and (ii), the “2012 Plan Shares”).

Therefore, the Post-Effective Amendments are hereby filed to cover the issuance of the 2012 Plan Shares under the 2018 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

(a)          the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (filed February 16, 2018);

(b)          the Registrant’s Quarterly Report on Form 10-Q for the period ended on March 31, 2018 (filed May 4, 2018);

(c)          the Registrant’s Current Reports on Form 8-K filed January 17, 2018, February 13, 2018, February 16, 2018, March 12, 2018, March 26, 2018, March 27, 2018, April 16, 2018, May 3, 2018, May 4, 2018, and May 8, 2018;

(d)          the description of the Registrant’s Common Stock which is contained in the registration statement on Form S-3ASR dated March 30, 2017 (Commission File No. 333-217033), including any amendments or reports filed for the purpose of updating such description; and

(e)          the Registrant’s Prospectus Supplement on Form 424B2, filed March 14, 2018.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post‑effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Sixth Article of the Certificate of Incorporation of the Registrant (the “Certificate of Incorporation”) provides for the indemnification of the Registrant’s directors and officers. The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware Law. The Certificate of Incorporation also provides that each current or former director, officer, employee or agent of the Registrant, or each such person who is or was serving or who had agreed to serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Registrant to the full extent permitted by Delaware Law, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment). The Certificate of Incorporation also specifically authorizes the Registrant to enter into agreements with any person providing for indemnification greater or different than that provided by the Certificate of Incorporation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.          Undertakings.

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

3.1
Third Amended and Restated Bylaws of American Axle & Manufacturing Holdings, Inc., as amended to date (incorporated by reference to Exhibit 3.04 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on February 13, 2018)

3.2
Amended and Restated Certificate of Incorporation of American Axle & Manufacturing Holdings, Inc., as amended to date (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-8 filed with the Securities and Exchange Commission on September 1, 2017)

4.1
Amended and Restated American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.1 of the Registrant’s Form S-8 filed with the Securities and Exchange Commission on September 1, 2017)

4.2	American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan*

5.1
Opinion of Shearman & Sterling LLP regarding the validity of the securities being registered (incorporated by reference to Exhibit 5 of the Registrant’s Form S-8 filed with the Securities and Exchange Commission on May 4, 2012)

5.2
Opinion of Shearman & Sterling LLP regarding the validity of the securities being registered (incorporated by reference to Exhibit 5 of the Registrant’s Form S-8 filed with the Securities and Exchange Commission on September 1, 2017)

5.3	Opinion of Shearman & Sterling LLP regarding the validity of the securities being registered*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of KPMG (as previously filed)

* Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, Michigan on June 1, 2018.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
By:	/s/ Christopher J. May
Name:	Christopher J. May
Title:	Vice President & Chief Financial Officer

By:	/s/ Michael K. Simonte
Name:	Michael K. Simonte
Title:	President

Note:  In reliance upon Rule 478 under the Securities Act, no other person is required to sign these Post-Effective Amendments.